July 8, 2011

Mr. Greg H. Guettler
1716 Pinehurst Avenue
St. Paul, MN  55116

RE:  Retention Bonus

Dear Greg:

As you know, Hypertension Diagnostics, Inc. (“HDI” or the “Company” as defined on page 3 of this agreement) is in the process of exploring various strategic alternatives for the Company.  In order to maintain your services during this period and to assist in the successful consummation of such strategic alternatives, the board of directors has approved and the Company has agreed to provide you with a “Retention Bonus” as outlined below subject to the terms and conditions in this agreement (the “Agreement”).

Should HDI or any company (‘Successor”) that acquires any portion or all of HDI’s medical device business, including but not limited to a sale of HDI’s intellectual property or the software algorithm used in its current products (“Sale”), (A) not provide you employment that is acceptable to you; or (B) involuntarily terminates your employment, except Termination for Cause, (as defined below) then HDI will provide you with the following:

1.	Six (6) months of salary at your current annual salary of $180,000, payable in one lump sum within thirty (30) days of your final date of employment at HDI or its successor. This amount is $90,000;

2.
Six (6) months of your current employee benefit for medical and dental insurance (80% of the premium cost will be paid by HDI and 20% by you), payable in one lump sum within thirty (30) days of final date of employment.  Based on current insurance premium payments this amount is estimated to be approximately $10,000;

3.	Full vesting of any and all unvested options.

4.
For purposes of this Agreement, Termination for Cause shall be defined as one or more of the following actions undertaken by you: theft of company property, perpetuation of fraud, falsifying HDI records, failure to perform duties as an employee of HDI, embezzlement, misappropriation, deliberately violating HDI policy or rules, conviction of a serious crime or misdemeanor (excluding minor traffic violations), or material misconduct.

Should there be a Sale, HDI will pay you 10% of the cash proceeds received by the Company after any fees paid by HDI to finders or brokers in connection with that transaction, payable within thirty (30) days of HDI’s receipt of such cash proceeds.  Any assumption of HDI liabilities or assumption of other ongoing future commitments required by HDI that are transferred to a third party will not be considered part of the cash proceeds for the purposes of calculating the fee described in this paragraph.

The Retention Bonus is subject to the following terms and conditions:

1.	If you, at any time, voluntarily terminate your employment with HDI or its Successor, you will forfeit all of the consideration outlined in this Agreement;

2.	HDI will provide you with thirty (30)-days notice of its termination of your employment at HDI;

3.
Should the Company decide that it needs your services on a part-time basis after termination of your employment at HDI, you agree to provide consulting services to HDI at the rate of $125 per hour.  Should you not provide such services to HDI, then you will forfeit all of the consideration outlined in this Agreement;

4.
Should you be offered and accept employment at the Successor and are subsequently involuntarily terminated within the first twelve (12) months of your employment, you will be entitled to receive a payment equal to $50,000, which is approximately equal to: three (3) months of your current salary and three (3) months of your current medical and dental benefits.

5.
For your agreement to provide reasonable consulting to the buyers of HDI assets, should they request you to provide consulting services to them and be willing to engage you for reasonable compensation for your providing such consulting services, HDI will not consider any consulting services that you provide to purchasers of HDI assets as full employment.  Therefore, even if you provide consulting work to the purchasers of HDI assets after you have been involuntarily terminated by HDI, HDI will pay your full retention bonus in accordance with the terms and conditions of the Agreement.

HDI shall deposit $100,000 into a separate account to segregate the funds eligible for payment to you as part of your Retention Bonus.

As a condition of this Agreement, you hereby agree that as of the effective date of your termination from the Company, you agree to resign as a member of the board of directors of the Company.

Nothing in this Agreement shall preclude you from receiving payment for your unused and accrued paid time off up to a maximum of 120 hours and any unused and accrued personal days, both subject to required withholding.

Specifically in consideration of the Retention Bonus described in this Agreement, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

1.
You hereby do release, agree not to sue, and forever discharge HDI of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney's fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with HDI, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

2.
This release includes, without limiting the generality of the foregoing, any claims you may have for wages, salary, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, paid time off, separation benefits, defamation, invasion of privacy, negligence, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the United States Constitution, the Minnesota Constitution, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employment Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Genetic Information Non-discrimination Act of 2008, Pub. L. No. 110-233, 122 Stat. 881 (codified as amended in scattered sections of 29 U.S.C. and 42 U.S.C.), any claim arising under Minn. Stat. Chapters 177 and 181, any claim for discrimination, harassment or retaliation based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, genetic information, status with regard to public assistance, sexual harassment or any other protected status, and any claim for retaliation under Minn. Stat. Chapter 176 or any other claim for retaliation.  You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim relating to your employment with HDI except as provided in Paragraph 4 below.

3.	You hereby waive any and all relief not provided for in this Agreement.

4.
By entering into this Agreement, the parties do not intend to release any claim for constructive discharge, which may arise from your employment relationship with HDI.  You expressly reserve the right to pursue any claim(s) you may have for constructive discharge.  For purposes of this

Agreement, “Constructive Discharge” is defined as a situation where you voluntarily resign because HDI has intentionally or deliberately created “Unbearable Working Conditions” for you.   “Unbearable Working Conditions” mean:  (i) a continuous pattern of discriminatory harassment by HDI; (ii) receiving a negative change in pay, benefits or workload for reasons that are not performance-related; or, (iii) requesting you to engage in misappropriation or embezzlement in connection with HDI’s business, conduct business in an illegal or fraudulent manner, falsify HDI records, engage in material misconduct, violate HDI policy or rules, or misrepresent HDI to potential buyers..  Additionally, for Constructive Discharge to have occurred, you must provide 15 calendar days notice (the “Discharge Notice Period”) to HDI’s CEO that you intend to resign because of Unbearable Working Conditions, and, prior to the end of the Discharge Notice Period, HDI’s CEO shall have failed, on a reasonable basis, to respond and remediate your Unbearable Working Conditions.

5.
You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k), pension or profit sharing plan by virtue of employment with HDI, (ii) any rights or claims that may arise after it is signed, (iii) the post-employment benefits and payments specifically promised to you herein, (iv) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (v) the right to apply for unemployment compensation benefits, (vi) the right to file a charge of discrimination with a governmental agency, although you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf, (vii) the right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, or (viii) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

6.
HDI, as used in this Agreement, shall mean Hypertension Diagnostics, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of HDI, in their official and individual capacities.

By signing this Agreement, you acknowledge and agree that HDI has informed you by this Agreement that (a) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (b) you are entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to you.  HDI encourages you to use the full twenty-one (21) day period to consider this Agreement.

You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement.  The two rescission periods shall run concurrently.  In order to be effective, the rescission must: (a) be in writing; (b) be delivered to Kenneth W. Brimmer, 10275 Wayzata Blvd., Suite 310, Minnetonka, MN  55305 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Mr. Brimmer, as set forth above, and sent by certified mail, return receipt requested.  This Agreement will be effective upon the expiration of the 15-day period without rescission.  You understand that if you rescind any part of this Agreement in accordance with this Section 5, you will not receive the payments described in this Agreement.

By signing this Agreement you agree to be bound by the Company’s policies and procedures and your employment agreement regarding: (i) return of Company property, (ii) treatment of confidential and/or proprietary information of HDI; and (iii) covenant not to compete.

You promise and agree not to disparage HDI.  You also promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (a) the contents and terms of this Agreement, or (b) the substance and/or nature of any dispute between HDI and any employee or former employee, including yourself.  You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your immediate family, provided they agree to keep the information confidential, or as otherwise required by law.  Provided, however, that nothing in this paragraph shall: (i) prevent you from providing a copy of this Agreement to a human rights agency including, but not limited to, the Equal Employment Opportunity Commission, to demonstrate that you have knowingly and voluntarily executed a general release of claims; (ii) limit your obligation to give truthful testimony or information to a court or governmental agency, when required to do so by subpoena, court order, law, or administrative regulation; or (iii) limit your legal right to testify, assist, or participate in an investigation, hearing or proceeding conducted regarding a charge of discrimination filed with a governmental agency.

If you breach any term of this Agreement, HDI may commence legal action and pursue its available legal and equitable remedies.  If HDI seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by HDI or you of any liability or unlawful conduct whatsoever.  HDI and you specifically deny any liability or unlawful conduct.

This Agreement is personal to you and may not be assigned by you without the written agreement of HDI.  The rights and obligations of this Agreement shall inure to the successors and assigns of HDI.

If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

This Agreement contains the full agreement between you and HDI and may not be modified, altered, or changed in any way except by written agreement signed by both parties.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for any agreements you have with HDI will respect to confidentiality, non-competition, non-solicitation and the like, which shall remain in full force and effect.

By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims, and understand that the release of claims is a full and final release of all claims you may have against HDI and the other entities and individuals covered by the release.  By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, you should evidence your agreement to the terms of this Agreement by dating and signing both copies.

Sincerely,

HYPERTENSION DIAGNOSTICS, INC.

Mark N. Schwartz
Chairman and Chief Executive Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Greg H. Guettler, acknowledge and agree that I have read this Agreement carefully.  I understand all of its terms.  In signing this Agreement, I have not relied on any statements or explanations made by HDI except as specifically set forth in this Agreement.  I have had adequate time to consider whether to sign this Agreement and I am voluntarily and knowingly releasing my claims against HDI as defined in this Agreement.  I intend this Agreement to be legally binding.

Accepted this                                            day of                      July                       , 2011.

Greg H. Guettler